Exhibit 10.1

February 28, 2006

VIA HAND DELIVERY

Mr. Gregory M. Nichols, Esq.

RE:	Letter Agreement

Dear Greg:

This letter confirms our discussions regarding the terms and conditions under which we have mutually agreed to accept your resignation as Senior Vice President, General Counsel and Corporate Secretary of Gevity HR, Inc. (the “Company”), effective as of the close of business on February 28, 2006 (the “Effective Date”).

In recognition of your years of service to the Company, your willingness to remain available to ensure a successful and smooth transition of your responsibilities, and in full and complete settlement of any and all claims (including any claim you may have for attorneys’ fees, expenses and costs), the Company will, voluntarily and without prior obligation, continue your employment through the Effective Date and continue to pay to you, at regularly scheduled times of payment, an amount equal to $18,333.33 per month. For a period commencing on March 1, 2006 through December 31, 2006 (the “Severance Period”) the Company will pay to you, at regularly scheduled times of payment, an amount equal to $220,000.00 at a rate of $22,000.00 per month (the “Severance Amount”). Any payments made to you shall be less all applicable required withholdings and any additional withholdings authorized by you through the Severance Period; provided, however, that the obligation of the Company to pay you the Severance Amount and any other amount payable to you hereunder is conditioned on your signing and returning to the Company this letter agreement and the expiration of the seven (7) day Revocation Period (as defined below) without any action by you during such Revocation Period to revoke all or any part of this letter agreement. No payments due you under this agreement will be paid on a regular payment date unless and until execution and delivery of this agreement and expiration of such Revocation Period.

Subject to the other terms of this letter, on or before the first regular pay day after the end of the Severance Period, the Company will pay you an amount equal to the number of hours of paid time off (less required deductions) which would have accrued under the Company’s applicable paid time off plan(s) in effect during the Severance Period as if you had continued your employment through such period.

The Company shall also pay to you your performance-based annual incentive award for 2005 at the target level of performance, which equals $88,000.00 (“Bonus

Mr. Gregory M. Nichols, Esq.

February 28, 2006

Payment”). The Bonus Payment will be made to you at the same time as similar payments are paid to the other executive officers of the Company but in no event later than February 28, 2006.

Options held by you to purchase common stock of the Company that vest on or have vested prior to the Effective Date may be exercised by you during the next ninety (90) days as provided in the plan under which the options were issued and in the agreement granting such options.

With respect to benefits, to the extent permitted by the terms of the applicable plans, you will be eligible to participate in the Company’s medical, dental, life and disability plans in accordance with their respective terms as in effect from time to time through the Severance Period. Thereafter, all benefits shall cease, and you will be entitled to such COBRA continuation and conversion rights as are then generally available under such plans. Information regarding your rights and rights of your eligible dependents, if any, to continue healthcare coverage under COBRA will be made available through the Company’s Benefits Department.

During the Severance Period, you shall also be entitled to receive outplacement services from a firm (“Placement Firm”) to be mutually agreed upon by you and the Company, at an aggregate cost not to exceed $30,000.00 of which $20,000.00 shall be payable to the Placement Firm and up to $10,000.00 shall be payable to you to reimburse your personal expenses of searching for and securing future employment, including, but not limited to, travel, professional conferences, Bar exams and associated review classes, continuing legal education and related administrative expense. During the Severance Period, the Company will continue its sponsorship of you in order for you to complete the Yale Leadership Exchange and Analysis Program. In addition, you shall be entitled to continue to use the Company provided cellular telephone, at Company expense, through the Severance Period. At the end of the Severance Period you will be allowed to keep the phone and the Company will execute such documents that may be required in order to transfer the telephone number to you for your personal use.

In further consideration of the Severance Amount, you also agree to make yourself available to the Company from time to time at the Company’s reasonable request, at no expense to you, to assist the Company in answering questions related to matters with respect to which you have had responsibility, in defending any claims against the Company by others with respect to which your advice or testimony may be required and otherwise as reasonably required by the Company. You also agree to execute any documents necessary to effectuate your resignation from any offices or positions held with the Company or any of its subsidiaries, affiliates or benefit plans.

Except as provided in the second following paragraph, in consideration for the promises and undertakings made by the Company and the payment of the Severance Amount, you hereby irrevocably and unconditionally release, acquit and forever discharge the Company from and agree that you will not institute or pursue against the Company, any and all charges, complaints, controversies, damages, actions, causes of

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February 28, 2006

action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to any claims for breach of contract (implied or otherwise), back pay, front pay, wages, commissions, benefits, severance, vacation pay, sick pay, bonus or any other form of compensation, relocation expenses, residential lease expenses, any covenant of good faith and fair dealing, or any tort, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, the Age Discrimination in Employment Act and the Older Workers Benefits Protection Act, which you now have, or at any time heretofore could have asserted against the Company.

Reciprocally, except as provided in the next paragraph, the Company releases you from all claims, demands, actions, causes of action, suits, damages, losses and expenses, of any and every nature which the Company may have or claim to have against you as a result of actions or omissions occurring through the date of your signature hereon.

You and the Company agree that the respective obligations of the Company and you contained in the Indemnification Agreement dated between you and the Company shall remain in full force and effect hereafter.

This release shall not in any way be construed as an admission by the Company that it has acted wrongfully with respect to you or to any other person, or that you have any rights whatsoever against the Company other than those set forth in this release. The Company specifically disclaims and denies any liability to, or wrongful acts against, you or any other person, on the part of itself, its employees, agents or representatives.

Reciprocally, this release shall not in any way be construed as an admission by you that you have acted wrongfully with respect to the Company, or that the Company has any rights whatsoever against you other than those described in this release. You specifically disclaim and deny any liability to, or wrongful acts against, the Company.

You agree that you will not disparage, or communicate any adverse information about, the Company. Reciprocally, the Company agrees not to disparage you to any third party or otherwise to communicate any adverse information about you to any third party and will provide, at your request, positive references and recommendation regarding your employment, resignation and performance while with the Company.

You agree to deliver to the Company, on or before February 28, 2006, all keys, equipment, computers, memoranda, notes, plans, records, reports, computer disks and memory, and other documentation (and copies thereof) relating to the Company or its affiliates, or which contain confidential information regarding the Company or its operations, however stored or recorded, that you possess or had under your control.

The release and other representations and agreements made by you in this letter agreement are made solely in exchange for the payment of the Severance Amount, to

Mr. Gregory M. Nichols, Esq.

February 28, 2006

which you would not be otherwise entitled except in exchange for your executing this letter agreement; you have been advised to consult with an attorney and tax advisor (including, seeking advice regarding the implications, if any, of application of Section 409A of the Internal Revenue Code of 1986, as amended, to the transactions contemplated by this letter agreement) prior to signing this release; by entering into this release, you do not waive rights or claims that may arise after the date you execute this release; and you have twenty-one (21) days after receiving this release to consider whether to sign and return this release to the Company. Also, you may revoke this release in writing at any time during the seven (7) day period following the date on which you sign this release (the “Revocation Period”).

As used in this letter agreement, all references to “Gevity” or the “Company” will also be construed to refer to the Company’s employees, partners, managers, attorneys, agents, officers, directors, owners, shareholders, subsidiaries, affiliates, and their respective successors and assigns. This release will inure to and be binding upon the parties hereto and their respective heirs, representatives, successors, transferees and assigns.

This letter agreement shall not become effective until the eighth (8th) day after the date you sign this document as indicated above your signature below. Your signature below will indicate your agreement to these terms and conditions. Your signed letter should be returned to the Company, to my attention, within twenty-one (21) days after today.

Greg, it has been a pleasure working with you, and we wish you success in your future endeavors.

Kindest regards,

Edwin E. Hightower, Jr.

I HEREBY ACKNOWLEDGE THAT I HAVE READ THIS LETTER AGREEMENT, UNDERSTAND ITS CONTENTS AND AGREE TO ITS TERMS AND CONDITIONS KNOWINGLY, VOLUNTARILY AND OF MY OWN FREE WILL.

Signed on the ______ day of February, 2006

_____________________________

Gregory M. Nichols